Exhibit 99.1

National Interstate Corporation Increases Quarterly Dividend
RICHFIELD, Ohio February 26, 2016 (GLOBE NEWSWIRE) -- National Interstate Corporation (Nasdaq:NATL) announced that on February 25, 2016, its Board of Directors approved a quarterly cash dividend of $0.14 per share. The first quarterly dividend of 2016 will be payable on March 25, 2016 to shareholders of record of the Company's common stock as of the close of business on March 15, 2016.

The Company has increased its dividend each year since it began paying dividends following its Initial Public Offering in 2005.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG).

Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com